36

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

================================================================================


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
              ---------------------------------------------------


                            DETTO TECHNOLOGIES, INC.
            --------------------------------------------------------
             (Exact name of registrant as specified in its charter)

      Delaware                                                   01-0656333
----------------------------------                       -----------------------
(State or other jurisdiction                                (I.R.S. Employer
 of incorporation or organization)                         Identification No.)

      14320 NE 21st Street
          Bellevue, WA                                              98007
----------------------------------                       -----------------------
    (Address of principal                                        (Zip Code)
     executive offices)

               Detto Technologies, Inc. 2005 Consultant Stock Plan
                 Detto Technologies, Inc. 2004 Stock Option Plan
    ------------------------------------------------------------------------
                            (Full title of the plan)

                                  Larry Mana'o
                              14320 NE 21st Street
                               Bellevue, WA 98007
                                 (425) 201-5000


                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------
                                          Proposed maximum       Proposed maximum
Title of Securities     Amount to be     offering price per     aggregate offering       Amount of
 to be registered       registered         share (3)                price(3)         registration fee
-----------------------------------------------------------------------------------------------------
Common Stock           1,000,000(1)              $.70            $700,000              $82.39
-----------------------------------------------------------------------------------------------------

Common Stock           2,000,000(2)              $.70          $1,400,000             $164.78
underlying Stock          ~                        ~                ~                   ~
Options                   ~                        ~                ~                   ~
-----------------------------------------------------------------------------------------------------
Total                  3,000,000                 $.70          $2,100,000            $ 247.17


(1) Represents 1,000,000 shares of common stock of Detto Technologies, Inc. which are being registered for issuance pursuant to the 2005 Consultant Stock Plan. Pursuant to General Instruction E to Form S-8, the registration fee is calculated only with respect to such shares and those listed in footnote 2.

(2) Represents 2,000,000 shares of common stock of Detto Technologies, Inc., which are being registered for issuance pursuant to the 2004 Stock Option Plan including 150,000 purchase options issued to Larry Mana'o and 125,000 purchase options issued to Bill Glynn. Messrs. Mana'o and Glynn are officers and/or directors of the Registrant and therefore deemed to be control persons.

(3) Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for purposes of calculating the amount of the registration fee, based upon the average of the high and low prices reported on the Over-The-Counter Electronic Bulletin Board of the National Association of Securities Dealers, Inc. on September 21, 2005.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the employees, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424 in accordance with the Note to Part I of Form S-8. These documents, and the documents incorporated by reference in this Registration Statement pursuant to
Item 3 of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                      CONTROL SECURITIES REOFFER PROSPECTUS

The material which follows constitutes a prospectus prepared in accordance with the applicable requirements of Part I of Form S-3 and General Instruction C to Form S-8, to be used in connection with reoffers and resales of control securities acquired under the Detto Technologies, Inc. 2004 Stock Option Plan.

                                   Prospectus

                            Detto Technologies, Inc.
                        3,000,000 Shares of Common Stock


This prospectus relates to the resale by the selling stockholders of up to 3,00,000 shares of common stock, $.0001 par value per share, of Detto Technologies, Inc. The selling stockholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. The selling price of the shares will be determined by market factors at the time of their resale.

The 1,000,000 shares being registered are under the Detto Technologies, Inc. 2005 Consultant Stock Plan and 2,000,000 shares being registered are under the Detto Technologies, Inc. 2004 Stock Option Plan. All net proceeds from the sale of the shares of common stock offered by this prospectus will go to the selling stockholders. We will not receive any proceeds from such sales. However, if options must be exercised in order to purchase shares of common stock registered under this registration statement, we will receive the option exercise price.

Our common stock is quoted on the Over-the-Counter Electronic Bulletin Board under the symbol "DTTO.OB". On September 21, 2005, the average of the high and low prices of the common stock on the Over-the-Counter Electronic Bulletin Board was $.70 per share.

The selling stockholders may sell their common stock by means of this prospectus and any applicable prospectus supplement or they may decide to sell them by other means, including pursuant to Rule 144, however they are not obligated to sell their common stock at all. The selling stockholders may sell their common stock from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the common stock, through short sales of common stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices, at negotiated prices, or at fixed prices. The selling stockholders may sell their common stock directly to purchasers, in private transactions, or through agents, underwriters or broker-dealers. The selling stockholders will pay any applicable underwriting discounts, selling commissions and transfer taxes. We will pay all other expenses incident to the registration of the common stock. The selling stockholders and any broker-dealers, agents or underwriters that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933.

Investing in our common stock involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. See "Risk Factors" beginning on page 15 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is September 23, 2005.

                              ---------------------

                            FORWARD LOOKING STATEMENT

Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The selling stockholders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

Some of the statements contained in this prospectus, are "forward-looking statements" and may involve a number of risks and uncertainties. Actual results and future events may differ significantly based upon a number of factors, including:

o whether or not markets for our products develop and, if they do develop, the pace at which they develop;

o our ability to attract the qualified personnel to implement our growth strategies,

o     our ability to develop sales and distribution capabilities;

o     the accuracy of our estimates and projections;

o     our ability to fund our short-term and long-term financing needs;

o     changes in our business plan and corporate strategies; and

o other risks and uncertainties discussed in greater detail in the sections of this prospectus, including those captioned "Risk Factors".

Please do not put undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. You should refer to and carefully review the information in future documents we file with the Securities and Exchange Commission. In this prospectus, we refer to Detto Technologies, Inc. as "we" or "Detto Technologies, Inc."

                                   THE COMPANY

We were incorporated in the State of Delaware in April 2002. We were originally incorporated as Jitsource, Inc. ("Jitsource"). Effective August 26, 2004, we completed the acquisition of Detto Technologies, Inc., a Washington corporation ("Detto", "we," "us," "our," or the "company"). Concurrent with the acquisition, we changed our name to Detto Technologies, Inc. Since Jitsource had no operations, pursuant to a Stock Purchase Agreement dated August 19, 2004 by and among Jitsource, Detto and the stockholders of Detto, Jitsource acquired 100% of the total outstanding shares of Detto. Jitsource issued one share of its common stock for each 8.05 Detto shares transferred to Jitsource. After the transaction was completed, former Jitsource stockholders owned 4,585,000 and former Detto stockholders owned 10,564,036 shares of the our common stock. Since the stockholders of Detto acquired a majority of the issued and outstanding shares of Jitsource and the Detto management team and board of directors became the management team and board of directors of Jitsource, according to FASB Statement No. 141 - "Business Combinations," this acquisition has been treated as a recapitalization for accounting purposes, in a manner similar to reverse acquisition accounting. In accounting for this transaction:

o Detto is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, its net assets are included in the balance sheet at their historical book values and the results of operations of Detto have been presented for the comparative prior period;

o Control of the net assets of Detto was acquired effective August 26, 2004. This transaction has been accounted for as a purchase of the assets and liabilities of Jitsource by Detto. The historical cost of the net liabilities assumed was zero.

o Because Jitsource had no business at the date of acquisition, no goodwill was recorded in connection with the transaction.

o Merger-related expenses were charged to operations since the excess of fair value of the merger services provided exceeded the fair value of the net assets acquired of Jitsource.

The above is considered a one-time critical accounting policy.

As a result of the transaction described above we changed our name from Jitsource, Inc. to Detto Technologies, Inc.

Our principal business is in the Consumer and Small and Medium Business ("SMB") computer migration market. Our main products are IntelliMover(TM) and IntelliMover(TM) Business Edition, personal computer ("PC")-to-PC migration products, and Move2Mac(TM), a PC-to-Mac migration product. Both products simplify the tedious and laborious process of moving to a new computer, saving the user endless hours of effort and frustration. In addition to our migration products, we sell a number of other products through our sales channel.

Our primary sales channel is through original equipment manufacturers ("OEMs") such as Dell Inc., Gateway, Inc., Hewlett-Packard Company/Compaq, International Business Machines (IBM) and Apple Computer, Inc. We also sell our products in retail outlets (CompUSA, Fry's Electronics, Inc., Micro Electronics, Inc. (MicroCenter), Staples, Inc., Office Depot, Inc. and Office Max Incorporated, etc.) through our partner, Nova Development.

PRODUCTS

Our core competency is our ability to safely transfer personal information from one PC to another, with specific emphasis on safety regardless of operating system or model of computer. To accomplish this, we have created a methodology for both extracting this information from the old PC, and then integrating it into the new PC, that virtually guarantees successful operation on the new PC. This means your new computer will not only have your files in the same location and folders, but your background, email, Internet favorites and cookies and most of your settings for popular applications.

We do this by extracting data, settings, and preferences out of applications and operating systems and distilling the data into vendor neutral file formats that allow us to prepare the extracted data and convert it into other applications or operating systems. Our software is hardware and operating system agnostic, which enables it to migrate and retrieve specific pieces of data to and from virtually any computing device. We have created the ability to move the data regardless of transport type, including cable (USB or Parallel), wired (LAN or WAN), wireless (WIFI, 802.11a, b or g), or media (CDs, Microdrives, Zip, Jaz, etc.) With our technology, users are able to capture and store every aspect of their data so that data migrations and backups/restores are complete.

We are currently selling a version of our software, IntelliMover(TM), to the PC market through OEMs including Dell, Inc., Hewlett-Packard Company/Compaq, and Gateway, Inc./eMachines. This flagship product is an "intelligent" migration software program that enables users to quickly and easily integrate profiles into new computers, giving the new computer the same look and feel as the old one. IntelliMover(TM) transfers customized settings, preferences, data files, email and more from an old PC to a new PC.

As computer environments become increasingly flexible and tailored to individual preferences and settings, successfully migrating that environment from one computer to another becomes increasingly difficult. This problem is compounded by applications and operating systems that have become increasingly customizable. IntelliMover(TM) enables users to become immediately productive on new PCs by solving the complexity associated with migrations, including migrations between operating systems or application versions. New application versions rarely contain and handle data in the same manner as earlier versions, thereby increasing the complexity of the migration process with every update. A typical upgrade scenario occurs when users buy a new system that comes preloaded with new applications. We have created a unique solution that allows users to upgrade software to the latest version without leaving behind, on the old computer, the templates, macros, and custom tools that may require days to recreate. IntelliMover(TM) supports over 24 applications for cross version, over 4 applications for cross application, and over 100 applications are supported for file migration and transfer.

The traditional approach to migration employed by software vendors is to copy from the old PC and overwrite what's on the new PC. This is a flawed approach since errors can occur when the new PC has a more recent version of software than what is on the old PC (i.e. Word 97 and Word XP). When applications change versions, they very often alter how they handle data files. Thus, to copy a file from the old PC to the new PC, without understanding how the new version will interpret that data file, can result in problems when the new version of the application tries to access this file. Standard file copy migration mechanisms often lose existing data by overwriting when the identically named files exist on both devices. For example, corporate IT departments often set up a standard image that is specific to the "corporate configuration" for that particular company or department. It can include custom dictionaries (for example in Microsoft Office(TM)), which often contain a default list of words that are specific to the particular corporation but not in the standard dictionaries supplied by Microsoft. During a typical migration, Microsoft Office's(TM) Custom.dic(TM), the custom dictionary from the old computer will overwrite the Custom.dic(TM) on the new computer, thereby removing all dictionary entries that have been provided by the IT department. In this example, our approach is to extract the individual entries from the custom dictionaries on both PCs and merge them together on the new computer, resulting in a Custom.dic(TM) that contains the entries stored on both the new and old computers.

We have approached the migration issue from a different perspective. Instead of copying and overwriting, IntelliMover(TM) analyzes applications on the old PC and then creates a generic profile of the data, which is compatible with the version of the application on the new PC. In addition, we integrate this profile with data in the new PC instead of overwriting existing data. With this "intelligent migration" approach, the "old" favorites are integrated with the "new" favorites, ensuring the integrity of the data from both the old and new PC after the migration. Without intelligence in the process, migration is no more than moving a copy of one machine's hard drive to another. This method is extremely unreliable and can cause errors in applications since they may be missing key files and settings necessary to function correctly.

We believe we have the only product on the market today that is able to migrate data from one application to another in the same software category ("cross application migration technology"). In our IntelliMover(TM) product, we illustrate the utility of cross application functionality with its ability to move media player playlists between the several different media players. Users benefit by having access to their playlists independent of the available media player they are coming or going to (WinAmp, Windows Media Player, Sonique, and MusicMatch Jukebox). Additionally, users could consolidate email applications (AOL to Outlook), office applications (Word to Lotus) and business applications (Microsoft Money to Quicken).

While our technology supports an Internet-based transport, our IntelliMover(TM) product currently requires the use of a parallel, USB cable or TCPIP cross-over cable. We bundle our IntelliMover(TM) software with these cable solutions for transporting profiles between PCs. The cable connects to both computers and enables users to move specific files individually or in folders quickly and easily. Using IntelliMover(TM)), migrating and integrating 500 megabytes of data takes only minutes.

We believe IntelliMover(TM) offers the most comprehensive migration software currently available. As a testament to the ease of use and quality of IntelliMover(TM), our customer service call rate approximates 4% of shipped product. We outsource tier-one customer service and provide tier-two customer service in-house.

Our core technology is easily applied in a number of other scenarios, in which connectivity between disparate systems and platforms is necessary in order for users to have access to information anywhere, and at anytime, both quickly and easily. Data, settings, and preferences are captured from a source device, converted to a generic data type, and stored in a Universal Profile for localized integration within a variety of destination devices. Our use of a Universal Profile enables users to realize true device, application and platform independence.


END USER MIGRATION PRODUCTS

INTELLIMOVER(TM)

IntelliMover(TM) is a software program that allows users to save the time, hassles and frustration of moving information from an old computer to a new one. IntelliMover(TM) lets end-users and business users quickly and easily transfer customized settings, preferences, data files, email and more, then integrates this information into the new computer, giving it the same look and feel as the old computer.

      The IntelliMover(TM) product was designed to achieve four key objectives:

o To be easy enough for a home or Small Office Home Office (SOHO) user to migrate to a new computer;

o     To put the user in control of what is migrated;

o     To allow cross-version migration of applications and the operating system;
      and

o     To provide the ability to transfer files between the computers at anytime.

BUNDLED AND PRIVATE LABEL PRODUCTS

Dell(TM) PC Replacement Suite(TM) - Migrate, CleanUp, BackUp and Block We manufacture this as a private label for Dell, Inc. and is designed to be all you need for migration, privacy, backup and spyware. IntelliMover(TM) easily moves your email, music, photos, settings and more from your old PC to your new PC. It protects your new PC with BackTrak(TM) for backup, and PestPatrol(TM) for blocking spyware. Use SecureClean(TM) to clean the confidential information from your old PC before you give it away. It includes IntelliMover(TM), SecureClean(TM), BackTrak(TM), and PestPatrol(TM).


SMALL AND MEDIUM BUSINESS (SMB) PRODUCTS

IntelliMover(TM) BE (Business Edition)

IntelliMover(TM) BE is a software program that allows users to save the time, hassles and frustration of moving information from an old computer to a new one. Sold without cables since business will usually migrate over their networks, IntelliMover(TM) BE business users quickly and easily transfer customized settings, preferences, data files, email and more, then integrates this information into the new computer, giving it the same look and feel as the old computer.

The IntelliMover(TM)) product was designed to achieve four key objectives:

o     To be easy enough for a SMB user to migrate to a new computer;

o     To put the user in control of what is migrated;

o     To allow cross-version migration of applications and the operating system;
      and

o     To provide the ability to transfer files between the computers at anytime.

IntelliMover(TM) Small Business Suite(TM) - Migrate, CleanUp and Block It is designed to be all you need for migration, privacy, PC instant recovery and spyware protection. Includes IntelliMover(TM), SecureClean(TM), SafeState(TM), and PestPatrol(TM).

THIRD PARTY SERVICE PRODUCT

IntelliMover(TM) SE

Similar to our BE product, but optimized to work with service providers in the home of end-users as part of the installation of the new computer purchase from our OEM customers.


TECHNICAL SUPPORT

We currently outsource our tier one technical support to India. This allows us to cost effectively support our customers with direct free phone support. Our customer service call rate approximates 4% of shipped product. We provide tier-two customer service in-house.

CURRENT SALES AND DISTRIBUTION

We have generated revenue from a limited number of customers and 46% of our revenues come from Dell, Inc.

We currently develop and market our IntelliMover(TM) software application, which is targeted to the consumer. Our products enhance Dell's customer relationships by reducing the time and inconvenience normally associated with upgrading to a new computer, thereby improving their "Out-Of-Box Experience" ("OOBE"), and reducing costly support calls. This results in a more satisfied and loyal Dell customer. We outsource the distribution of our products to retailers and derive the majority of oursales through OEMs. Current IntelliMover(TM) OEM customers and distribution partners include:

Dell, Inc. (Dell)

We established a marketing agreement with Dell in September 2001. This agreement enables Dell to provide its customers with our IntelliMover(TM) product. This success has led to our IntelliMover(TM) being placed prominently in Dell's online system configurator and on most of the catalogues that Dell sends to its customers. Dell does not make any purchase commitments for any of the products it buys from us.

Hewlett Packard, Inc./Compaq (HP)

HP is the number one PC manufacturer in the retail segment. HP Pavilion PCs are sold in all major retail chains including Best Buy, CompUSA, Circuit City, Micro Center, and Wal*Mart. HP includes our software pre-installed on every HP Pavilion PC and places our banner prominently on the desktop of each system. We provide fulfillment of product purchased by the end user and pay HP a revenue share.

In January 2002, our agreement with HP was expanded to include the sale of IntelliMover(TM) through HP Shopping (HP's online store), as well as through HP's Build to Order, Configure To Order system. In addition, HP has agreed to incorporate information about our products into the Welcome Kit of every HP Pavilion PC shipped beginning March 2002. HP does not make any purchase commitments for any of the products it buys from us.

Gateway, Inc./E-Machines (Gateway)

Gateway, who recently acquired E-Machines evaluated several migration products before selecting us, and selected us not only for our technology, but also because of our management, responsiveness, flexibility, and partnership approach. Gateway is currently selling our product to generate revenue "outside the box." We currently private label Gateway's Migration Suite, which include IntelliMover(TM) and Privacy Expert.

Intel Corporation (Intel)

System builders represent a significant percent of the current PC marketplace. A key business focus is value-added services and support to their customers. While sales through Intel to date have not been significant, we feel that it is a strategic relationship that will pay dividends in the future.

Nova Development (Nova)

Beginning in July 2004, Nova began republishing our IntelliMover(TM) product under the name "Transfer Your PC Deluxe"(TM) into retail chains such as Circuit City, Staples and OfficeMax. Nova pays a per unit royalty to us and is responsible for manufacturing and marketing the product. According to NPD, an independent marketing firm, "Transfer Your PC Deluxe"(TM) accounts for almost 40% of the retail sales in its category.

Foreign Language Versions

We are currently using a partner, headquartered in Ireland, NPR Software Limited, known as Orlogix, as our European republisher. They sell the European version (translated into French, German, Spanish and Italian) through retail in most Western European countries and to Dell Europe. Our Japanese distributor, Marubeni, helped us translate IntelliMover(TM) into Japanese and began selling into that market. By preparing the Japanese double byte version for translation, it can then be more easily translated into Chinese, Korean and other Asian languages.

Third Party Service Providers

Third Party Service Providers install new computers in homes and business on behalf of the OEM's. The OEM charges a fee for the installation and usually an extra charge for migration services. Service providers utilize our technology to reduce service time and support costs, thereby increasing profits. As an example, without IntelliMover(TM) a field technician might spend two hours providing a migration service. Our solution would enable the field technician to provide the service in less than 30 minutes. The service provider pays us a royalty each time they complete a migration.

GROWTH STRATEGY

We believe the technology we developed in our IntelliMover(TM) products has been the basis of our past growth. We believe that at least 80% of all new computers purchased through our current OEM customers are replacements for older computers and we are attaching to less than 2% of those sales. We also believe that our customer base, which includes most of the largest computer manufacturers in the world, has become an asset that we will use to fuel our future growth.

GROWTH OF US INTELLIMOVER(TM) PRODUCT SALES

Increase Attach Rate Through Current OEMs. We believe our current attach rate (defined as the number of IntelliMovers(TM) sold per replacement computers sold) is less than 2%. We believe that this rate can be increased by consistent training of the OEM's sales reps, education of end-users (through the OEMs) and additional marketing. Strategically, our OEMs share this goal with us since they not only increase revenues and margins by selling IntelliMover(TM), but also that they realize the OOBE is enhanced by the use of our product, as well as technical support calls being minimized.

Enhancements and New Features.

We plan on adding new features to our IntelliMover(TM) product, including the capability to back-up and restore computers regardless of operating system or computer brand and the ability to use virtually any type of media to transfer data between computers as well as our current capability of doing it over a network or using USB, crossover or parallel cables. We believe these new features will increase the competitiveness of our customers.

IntelliMover(TM) bundled on the disk.

Historically, it has not been feasible to bundle IntelliMover(TM) on the OEM's computer since migration for an end-user usually required a special cable than made it too expensive for the OEM to include. These trends are changing with the increase in home wireless and wired networks, old computers with read/write CDs and DVDs and the penetration of broadband Internet access. Our current product can work on wireless and wired networks and our new versions are expected to work on the Internet and use read/write CDs and DVDs to transfer data.

Increase Retail Sales

Since introducing "Transfer Your PC Deluxe"(TM) to retail markets in June 2004, we have gained almost 40% of the retail market for migration software, according to NPD Data, an independent research firm that collects retail marketing data. We believe, teamed with our partner Nova Development, with our current superior product we will continue to capture a larger share of the current market. In addition, we plan to work with our current partners who sell mainly through retail (HP-Compaq and Gateway/eMachines) to increase awareness of the migration category and thereby increase the size of the retail migration market. We believe the PC OEM's will help us with this strategy since our products improve their "out-of-box" experience, help differentiate them and reduce their costly support calls immediately after the purchase of the new PC.

INTERNATIONAL SALES OF INTELLIMOVER(TM)

To date international sales have been a growing, but are not yet a significant portion of our sales, but we believe there is a great opportunity for growth. All sales in foreign countries are being done by republishers who manufacture and market the software in each country. We are responsible only for providing the Golden Master CD images and collecting royalties.

European Market.

Currently, we sell a European version of IntelliMover(TM) (English, French, German, Spanish and Italian). We work closely with our partner in Europe and sell "Transfer My PC"(TM) (their branded title) through Dell Europe and Western European retail markets.

Japanese Market.

We currently sell into the Japanese market through our partner eFrontier. eFrontier purchases the USB cable and CD from us, and produces and markets the remainder of the product themselves.

Chinese Market.

We now have an Alpha version of IntelliMover(TM) in simplified Chinese that has been introduced to OEM's in China through our partner in China, Gold Bridge. Due to piracy issues in China, we are pursuing a strategy of bundling our software with hardware and modifying our software so that it can only be used on the machine it is shipped with. We believe this strategy will minimize the risk of piracy in that market.

Remainder of the World.

To date we haven't had the resources to aggressively explore these other markets. We plan on attacking these markets in the near future by seeking partnerships with established partners in the markets, as well as through foreign subsidiaries of our current OEM customers. Since our software is already translated into seven languages, it will be relatively easy to translate into other languages if necessary.

NORTH AMERICAN RETAIL MARKET

We currently partner with Nova Development. They currently distribute over 20 different titles into retail and have renamed the product we licensed to them "Transfer Your PC Deluxe". They currently distribute our software in CompUSA, Fry's Electronics, Inc., Micro Electronics, Inc. (MicroCenter), Staples, Inc., Office Depot, Inc. and Office Max Incorporated . They are responsible for production and marketing and pay us a royalty as the product sells through retail to the end user. We believe there is significant potential growth in the retail market as we work with our partner to make our product more retail oriented.

SALES OF PARTNER SOFTWARE IN OUR OEM CHANNEL

We have built a very valuable channel of distribution through our OEMs. We plan on continuing to leverage this asset by distributing synergistic applications developed by other partners to this channel. We started to recognize our first revenues for a partner's application in the fourth quarter of 2003. While these standalone applications aren't yet a significant portion of our sales, we have bundled them with IntelliMover(TM) and realized significant increases in our selling price and they are now a significant portion of our revenues.

While we will try to exploit these growth opportunities there can be no guarantees that we will be successful or that revenues will grow in future periods. Some of these opportunities require us to develop a new version of the IntelliMover(TM) software with new features or to find other new products to license. There can be no guarantee that we will be able to develop those features or license new products or if we develop or license them they will be commercially acceptable.

ACQUISITION OF OTHER COMPANIES

We plan an aggressive campaign to acquire other private companies that complement our product offering, channels of distribution, revenue, and profitability. We expect to acquire companies mainly with stock. We believe that target companies could be persuaded that a business merger would be mutually advantageous.

An ideal candidate for acquisition would have both revenue and profitability, would provide new channels for our product, would provide products for our channel, and would have operational synergy. It is unlikely any one acquisition candidate would have all these attributes, but we would consider acquiring companies with a few of these attributes.

There can be no guarantee that we will find any company that has any of these attributes, or if we find a company with some of these attributes that it will want to be acquired by us. If we find a company that has a few of these attributes and we actually merge with them, there can be no guarantee that the acquisition will be advantageous to our stockholders.

COMPETITION

COMPETITIVE ADVANTAGE

Our core competency lies in our ability to extract data, settings, and preferences out of applications and operating systems and distill the data into vendor neutral file formats that will allow us to prepare the extracted data and convert it into other applications or operating systems. We have created the ability to move the data regardless of transport type, e.g., cable (USB or Parallel), wired (LAN or WAN) or wireless (WIFI or 802.11a, b or g)).

COMPETITORS

We face competition from a select group of small migration software providers in the consumer PC market. We believe that our offering for the consumer migration market is superior in technical functionality and features than other potentially competitive products. We believe that no potential competitor allows users to integrate their settings and data into a new machine instead of simply copying information, provide for migration across operating system versions or software application versions, or provides cross application capabilities. Simple migration and cloning offerings only allow users to place an identical copy of a hard drive onto a new hard drive. The copy will not function correctly unless it is moved between identical machines, for example users cannot successfully move a copy of the hard drive of a Compaq Presario to a Gateway. Essentially, such competitive migration offerings lack intelligence that allows users to select the configuration or personality characteristics.

Our consumer migration competitors have chosen a distribution strategy that focuses on traditional retail channels, and thus face the challenges of the effort and cost of distributing a "shrink wrapped" product into retail stores. In the consumer migration segment, our technology and partnerships with major PC OEMs have positioned us as a market leader. In our opinion, the OEM distribution strategy we use is the best approach to educate and distribute product for migrations when users buy a new system. There can be no guarantee that we will keep our favored placement with the OEM's or that other competitors will not be successful in entering and competing with us in the OEM channel.

We believe that we are the largest supplier of migration software aimed at the consumer market in terms of units sold and revenue dollars. We believe we have only three competitors in the consumer market, the largest is Eisenworld, Inc. which has a product entitled PC Relocator. Eisenworld, Inc. sells to consumers mainly through the retail channel. Laplink Software, Inc. sells a product called PC Mover (which it licenses from Spearit Software, Inc.) through retail and Spearit Software, which sells a product called MoveMe (which it licenses to Laplink Software).

MANUFACTURING

Virtually all of our manufacturing is done in the in Taiwan. The Company currently uses one contract manufacturer to supply products that make up about 60% of our revenue. There is no unique technology or skills required to manufacture our product and the Company believes that the loss of this manufacturer would not cause significant problems to our business. There are numerous manufacturers who could fabricate our products at competitive prices should we need to make alternative arrangements. In August 2005, the Company received its first shipment from a second source.

GOVERNMENT REGULATION

We are subject to the same federal, state, and local laws as other companies conducting business in the software field. Our products are subject to copyright laws. We may become the subject of infringement claims or legal proceedings by third parties with respect to our current or future products. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights, or to establish the validity of our proprietary rights. Any such claims could be time-consuming, divert management from our daily operations, result in litigation, cause product shipment delays or lead us to enter into royalty or licensing agreements rather than disputing the merits of such claims. Moreover, an adverse outcome in litigation or a similar adversarial proceedings could subject us to significant liabilities to third parties, require the expenditure of significant resources to develop non-infringing products, require disputed rights to be licensed from others or require us to cease the marketing or use of certain products, any of which could have a material adverse effect on our business and operating results.

SUBSIDIARIES

Detto of Delaware is our parent company. Detto of Washington is our only wholly-owned operating subsidiary.

RESEARCH AND DEVELOPMENT

Software Development Costs Software development costs incurred in conjunction with product development are charged to expense until technological feasibility is established in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed ("SFAS 86"). Thereafter, all software product development costs are capitalized and reported at the lower of unamortized cost or net realizable value. The establishment of technological feasibility and the ongoing assessment of the recoverability of costs require considerable judgment by us with respect to certain external factors, including, but not limited to, anticipated future gross product revenues and estimated economic life and changes in software and hardware technology. We do not have any capitalized software product development costs as of September 1, 2005.

INTELLECTUAL PROPERTIES AND OTHER PROPRIETARY RIGHTS

We rely primarily on a combination of trade secret, copyright and trademark laws and contractual provisions to protect our intellectual property and proprietary rights. Our registered trademarks include Intellimover(TM), among others. We currently own no patents, but we have two pending U.S. patent applications. All our employees enter into non-disclosure agreements.

We license our products to end users on a "right to use" basis pursuant to a perpetual license agreement that restricts use of products to a specified number of uses. We generally rely on "shrink-wrap" or "click-wrap" licenses that become effective when a customer opens the package or downloads and installs the software on its system. In order to retain exclusive ownership rights to our software and technology, we generally provide our software in object code only, with contractual restrictions on copying, disclosure, and transferability. There can be no assurance that these protections will be adequate, or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

BACKLOG

We generally ship software products as orders are received and have historically operated with little backlog. As a result, our revenue in any given quarter is dependent upon orders received and product shipped during the quarter. Traditionally there has been a short cycle between receipt of an order and shipment. Consequently, we do not believe that our backlog as of any particular date is meaningful.

EMPLOYEES

At September 1, 2005, we had 22 employees in the United States. Of the 22 employees, approximately 8 are in research and development, 10 in sales and marketing and 4 in general and administrative functions. We currently outsource our tier one technical support to India. We believe that our employee relations are good. None of our employees are represented by a collective bargaining unit. All employees sign standard employment agreements that specify there are all "at will" employees.


Our principal executive offices are located at 14320 NE 21st, Bellevue, Washington 98007 and our telephone number is (425) 201-5000. Our home page on the Internet can be located at www.detto.com.

                                  RISK FACTORS


We operate in a rapidly changing environment that involves numerous risks and uncertainties. The following section lists some, but not all, of these risks and uncertainties that may have a material adverse effect on our business, financial condition and results of operation.

Quarterly Fluctuations in Operating Results. We have experienced significant quarterly fluctuations in operating results in the past. We expect to continue to expend significant sums in the area of research and development, sales and marketing and operations in order to promote new product development and introduction. Because the expenses associated with these activities are relatively fixed in the short-term, we may be unable to adjust spending quickly enough to offset any unexpected shortfall in revenue growth or any decrease in revenue levels. Operating results may also fluctuate due to factors such as:

      o     the size and timing of customer orders;

      o     changes in pricing policies by us or our competitors;

      o our ability to develop, introduce, and market new and enhanced versions of our products;

      o the number, timing, and significance of product enhancements and new product announcements by our competitors;

      o     the demand for our products;

      o     software defects and other product quality problems; and

      o     personnel changes.

We operate without a significant backlog of orders. As a result, the quarterly sales and operating results in any given quarter are dependent, in large part, upon the volume and timing of orders booked and products shipped during that quarter. Accordingly, we may be unable to adjust spending in a timely manner to compensate for any unanticipated decrease in orders, sales or shipments. Therefore, any decline in demand for our products and services, in relation to the forecast for any given quarter, could materially and negatively impact the results of our operations. As a result, we expect our quarterly operating results to continue to fluctuate, which may cause our stock price to be volatile. In addition, we believe that period-to-period comparisons of our operating results should not be relied upon as indications of future performance.

Early Stage of Development and Operating Losses. We have incurred substantial net losses in each fiscal quarter since our inception in October 1999.

The Company can provide no assurances that it will be successful in meeting its revenue and profit projections within its target segments. The Company and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by new enterprises in the early stage of development of products based on new technology, particularly companies in new and rapidly developing markets. To address these risks, the Company must, among other things, raise capital, develop and increase its customer base, respond to competitive developments, attract, retain and motivate qualified personnel and continue to develop its technologies. There can be no assurance that Detto will be successful in addressing any or all of such risks or that the Company will achieve or sustain significant revenues or profitability. The limited operating history of the Company makes the prediction of future results of operations extremely difficult.

Need for Additional Financing; Dilution. The Company's long-term liquidity will be affected by numerous factors, including, but not limited to, demand for the Company's products; extent to which its personal computer migration technology products receive broad market acceptance; the scope of any strategic partnerships; the timing and extent to which the Company must invest in new technology; expenses for sales and marketing and new product development; the extent to which competitors are successful in developing and marketing their own products and increasing their market share; and the level and timing of Company revenues. To the extent that resources are insufficient to fund the Company's activities, the Company may need to raise additional capital. There can be no assurance that such additional funding, if needed, will be available on terms and conditions attractive to the Company, or at all. If adequate funds are not available on acceptable terms, the Company may be unable to expand its business, develop or enhance its products, take advantage of future opportunities or respond to competitive pressures, any of which occurrences could have a materially adverse affect on the Company's business, operating results, and financial condition. If we raise debt financing, we may be required to secure the financing with all of our business assets, which could be sold or retained by the creditor upon our default. We also might be required to sell or license our products or technologies under disadvantageous circumstances we would not otherwise consider.

To the extent the Company raises additional capital by issuing equity or securities convertible into equity, ownership dilution to the Company's existing stockholders will result.

Lack of Dividends. We do not anticipate paying cash dividends on our common shares in the foreseeable future, and we cannot assure an investor that funds will be legally available to pay dividends, or that even if the funds are legally available, that the dividends will be paid.

Limited Liquidity. Our securities, which are quoted on the OTC bulletin board, offer limited liquidity as compared to securities listed on a national securities exchange or the NASDAQ stock market, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

Volitale Market Price. The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, we have relatively few common shares outstanding in the "public float" since most of our shares are held by a small number of shareholders. In addition, as noted above, our common shares are sporadically or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or "risky" investment due to our limited operating history and lack of revenues or profits to date, lack of capital to execute our business plan, and uncertainty of future market acceptance for our products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. The following factors may add to the volatility in the price of our common shares: actual or anticipated variations in our quarterly or annual operating results, acceptance of our products and services as viable security and technology solutions, government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures, our capital commitments, and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect, if any, that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Volatility of Market Price; Securities Litigation. As discussed in the preceding risk factor, the market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

Shares Subject to Penny Stock Rules. The trading price of our common stock has been less that $5.00 per share and therefore is subject to the SEC's penny stock rules. Before a broker-dealer can sell a penny stock, the penny stock rules require that the firm first approve the transaction and receive from the customer a written agreement to the transaction. The firm must furnish the customer a document describing the risks of investing in penny stocks. The broker-dealer must tell the customer the current market quotation, if any, for the penny stock and the compensation the firm and its broker will receive for the trade. Finally, the firm must send monthly account statements showing the market value of each penny stock held in the customer's account. These disclosure requirements tend to make it more difficult for a broker-dealer to make a market in penny stocks, and could therefore reduce the level of trading activity in a stock that is subject to the penny stock rules. Consequently, because our common stock is subject to the penny stock rules, our stockholders may find it more difficult to sell their shares.

Going Concern Qualification by Auditors. Our independent auditors have included an explanatory paragraph in their audit report issued in connection with our financial statements which states that our recurring operating losses since inception raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should we be unable to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time. Obtaining additional financing may be more difficult because of the uncertainty regarding our ability to continue as a going concern. If we are unable to generate revenues or profits from our product sales or we are unable to secure additional financing on acceptable terms or at all, we may be forced to reduce or discontinue product development, reduce or forgo sales and marketing efforts or forgo attractive business opportunities in order to improve our liquidity to enable us to continue operations.

Dependence on one product and one market. We currently derive most of our revenue from IntelliMover(TM), a software product that helps users move data from one computer to another. The IntelliMover(TM) technology is currently only marketed to the consumer-based personal computer sector. We anticipate that sales of our current consumer-based IntelliMover(TM) product will continue to represent the most substantial portion of our revenue, at least in the near term. As a result, a decline in consumer demand for IntelliMover(TM) would have an adverse effect on our revenue.

Dependence on a few customers. Most of our revenues are derived from sales to original equipment manufacturers ("OEM") that charge their customers an additional fee to purchase IntelliMover(TM) software when they purchase a new personal computer from the OEM. Sales to one OEM customer, Dell Computer Corporation, accounted for 46% of our revenue during the year ended December 31, 2004. If we are unable to market our product successfully to a broader base of OEM customers or increase the number of distributors and channels for our product, it will have an adverse impact on our ability to generate significant revenues.

Single use product. Our largest selling software product is generally used once, at the time a consumer upgrades from an old to new computer and transfers the settings and data on the consumer's old computer to the new one. As a result, while our revenues are derived mainly from consumer-based sales of IntelliMover(TM), we will be required to constantly and increasingly sign additional customers on a timely basis to realize comparable or increased revenue. Our inability to regularly sell our product to additional customers and increase the percentage of new personal computer sales in which consumers also purchase our software will have an adverse effect on our revenues. Lack of long-term purchase commitments from our customers. Our OEM customers do not provide us with firm, long-term volume purchase commitments. As a result, these customers could reduce their purchase levels at any time. Additionally, since our customers are not locked into long-term purchase commitments, there is no guarantee that we will be able to maintain a consistent or predictable revenue stream. The reduction of OEM customer commitments could result in reduced revenue and excess inventory.

Reliance on Foreign Manufacturers. We outsource all of our production requirements. The majority of our manufacturing is conducted in Taiwan by manufacturing subcontractors that also perform services for numerous other companies. We do not have a guaranteed level of production capacity. The loss of our relationships with our manufacturing subcontractors or their inability to conduct their manufacturing and assembly services for us as anticipated in terms of cost, quality, and timeliness could adversely affect our ability to fill customer orders in accordance with required delivery, quality, and performance requirements. Although we have located and qualified five manufacturing subcontractors, locating and qualifying additional manufacturing subcontractors could disrupt our relationships with our customers.

Sole source component. A computer chip incorporated into our USB cable is currently purchased from one vendor and we are not aware of another pin-compatible source of supply for this component. If the component was no longer available from the current source, we would be required to modify our software to make it compatible with other USB transceiver chips, which could cause a delay in production which could cause our revenue to decline.

Technology license. The parallel portion of IntelliMover(TM) incorporates technology licensed from a third party. If we fail to maintain this license arrangement, this could impair our ability to sell the product until we could create a substitute parallel transport driver.

Competition. The personal computer migration technology industry is highly competitive and the Company expects the level of competition to increase. In addition, given the lack of significant barriers to entry into such industry, new competitors may enter the market in the future. Several companies with substantially greater resources than us are engaged in providing products and services that are competitive with those in which we are engaged. As a result, certain of these competitors may be able to develop and expand their product and service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisition and other opportunities more readily or aggressively reduce their prices below our costs. As additional competitors develop and launch similar products and services, our risk herein may increase. We cannot assure you that we will be able to compete successfully with existing competitors or new competitors.

Such competition could materially adversely affect our business, operating results or financial condition. Competitive factors include the ability to market products and services with greater capabilities, securing strategic partnerships, resources to out-market competitors, speed to market with products and product upgrades. While we believe that we have the experience and ability to compete, there can be no assurance that we will be able to compete successfully against current or future competitors.

Rapid Technological Change. To remain competitive, we must continuously enhance functionality and features of our IntelliMover(TM) and other personal computer migration products and technologies. The personal computer migration industry is characterized by rapid technological change, changes in customer requirements and preferences, frequent new products and service introductions and the emergence of new industry standards and practices that could render our technology and systems obsolete.

Our success will depend, in part, on our ability to enhance our current and contemplated products, develop new products and technology that address the increasingly sophisticated and varied needs of the personal computer industry and our customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. There can be no assurance that we will successfully implement new technologies or adapt our products and technology to customer requirements or industry standards.

Uncertain Market Acceptance of Detto Products and Services. We are currently focusing on marketing personal computer migration products and services to the domestic and international markets, and presently only to the consumer-based personal computer sector. There can be no assurance our products and services will gain widespread commercial acceptance in this sector, nor can there be assurance that we will be successful in entering other target markets such as corporate and institutional customers. In addition, the Company may not be successful in establishing strategic relationships with any groups or individuals that lead to any meaningful positive financial impact on us.

Reliance on Key Individuals; Need to Hire Additional Qualified Personnel. Detto is dependent upon the active participation of current key management personnel. The Company plans to hire additional programmers, sales, marketing, account management, and senior managers. However, there can be no assurances that the Company will be successful in attracting, retaining or motivating key personnel. Although the Company is committed to offering competitive salaries, stock options, benefits and an appealing work environment, there can be no assurance that Detto will be able to attract such persons or retain any of its key personnel. The Company's inability to hire and retain qualified personnel could have a material adverse effect upon the Company's future business prospects. Furthermore prospective investors must rely on the ability of management to evaluate the personal computer industry properly, develop viable products, control costs and utilize the Company's resources efficiently.

Dependence on Proprietary Rights; Risk of Infringement. We intend to rely on a combination of trade secret, copyright, trademark and patent laws, nondisclosure and confidentiality agreements and other contractual provisions and technical measures to protect its proprietary rights. The Company currently has no patents for its products. There can be no assurance that these protections will be adequate or that the Company's competitors will not independently develop products incorporating technology that is substantially equivalent or superior to Detto technology. In the event that the Company is unable to protect its proprietary rights, its business, financial condition and results of operations could be materially and adversely affected.

There can be no assurance that we will not be subject to claims that its products infringe on the intellectual property of third parties, that we would prevail against any such claims or that a licensing agreement will be available on reasonable terms in the event of an unfavorable ruling on any such claim. Any such claim, with or without merit, would likely be time consuming and expensive to defend and could have a material adverse effect on our business, financial condition and results of operations.

Product Development and Operation Risks. With expansion of the business, Detto will be required to develop and upgrade its technology to accommodate its next generation products and increased sales volume. Any inability to do so may cause a degradation in levels of customer service, impaired quality of the Detto products and speed of fulfillment of customer orders and could have a material adverse effect on the Company's business, financial condition or results of operation.

In addition, substantially all of our computer hardware may be located at a single facility. Our operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake or similar events. The occurrence of any of these events could have a material adverse effect on the Company's business, financial condition or results of operations.

Continued Control by Management. Our officers and directors (or companies in which such directors are principals) may beneficially own or control in excess of 50% of the outstanding capital stock of the Company. Accordingly, these stockholders will have the ability to exert significant influence over the Company, and, if such stockholders vote together, control matters requiring stockholder approval, including the election of directors and the outcome of other corporate action requiring stockholder approval. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company.

Unreliability of Projections. Our financial and other projections are based on assumptions as to future events and conditions that we believe to be reasonable but that are inherently uncertain and unpredictable. Our assumptions have not been reviewed by an independent party and are subject to significant economic and competitive uncertainties and contingencies beyond our control as well as future business decisions that are subject to change. Accordingly, there can be no assurance that the actual results will meet the projections. It is likely that the actual results will vary, perhaps materially, from the projections. Potential investors should consider the forecasts in light of underlying assumptions to reach their own conclusions as to the reasonableness of those assumptions and to evaluate the projections on the basis of that analysis. We make no representation or warranty as to the accuracy or completeness of the projections.

Forward-Looking Statements. Statements contained herein that are not based on historical fact, including without limitation statements containing the words "believes," "may," will," "estimate," "continue," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include, among others, the following: the Company's limited operating history; uncertain market acceptance of the Company's products and services; technology changes; competition; changes in the Company's business strategy or development plans; the ability of the Company to attract substantial additional capital; the ability to attract and retain qualified personnel; liability and other claims asserted against the Company; and other factors referenced in the Risk Factors and elsewhere in this memorandum. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

                                 USE OF PROCEEDS


We will not receive any proceeds from the sale of the shares by the selling security holders.

                         DETERMINATION OF OFFERING PRICE

Selling stockholders may sell shares covered by this Prospectus at prevailing market prices or prices they negotiate with purchasers. If any of the selling stockholders were to exercise an option to acquire the common stock sold pursuant to this resale prospectus, we would receive the option exercise price. As of the date of this prospectus, 765,000 options to purchase common stock have been granted where the underlying shares are registered for sale under this prospectus under the 2004 Stock Option Plan. We may grant options in the future from the 2004 Stock Option Plan.

                              PLAN OF DISTRIBUTION

All of the common stock registered for sale under this prospectus will be owned prior to the offer and sale of such shares by our current or former employees, officers, directors, consultants and/or advisors (the "selling stockholders"). All of the shares owned by the selling stockholders were acquired by them pursuant to the 2005 Consultant Stock Plan or stock options issued under the 2004 Stock Option Plan. The names of the selling stockholders are set forth below.

We are registering the common stock covered by this prospectus for the selling stockholders. As used in this prospectus, "selling stockholders" includes the pledgees, donees, transferees or others who may later hold the selling stockholders' interests. We will pay the costs and fees of registering the common shares, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock.

The selling stockholders may sell their common stock by means of this prospectus and any applicable prospectus supplement or they may decide to sell them by other means, including pursuant to Rule 144, however they are not obligated to sell their common stock at all. The selling stockholders may sell their common stock from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the common stock, through short sales of common stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices, at negotiated prices, or at fixed prices. The selling stockholders may sell their common stock directly to purchasers, in private transactions, or through agents, underwriters or broker-dealers. The selling stockholders will pay any applicable underwriting discounts, selling commissions and transfer taxes. We will pay all other expenses incident to the registration of the common stock. The selling stockholders and any broker-dealers, agents or underwriters that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933.

Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. If we are required to supplement this prospectus or post-effectively amend the registration statement to disclose a specific plan of distribution of the selling stockholder, the supplement or amendment will describe the particulars of the plan of distribution, including the shares of common stock, purchase price and names of any agent, broker, dealer, or underwriter or arrangements relating to any such an entity or applicable commissions.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, no person engaged in the distribution of the shares may simultaneously engage in market making activities with respect to our common stock for a restricted period before the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, the provisions of which may limit the timing of purchases and sales of the shares by the selling stockholders.

We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

Additional information related to the selling stockholders and the plan of distribution may be provided in one or more supplemental prospectuses.

                              SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders who may sell their shares pursuant to this prospectus. The selling stockholders have, or within the past three years have had, positions, offices or other material relationships with us or with us. The following table also sets forth certain information as of the date of this prospectus, to the best of our knowledge, regarding the ownership of our common stock offered by the selling stockholders pursuant to this prospectus. Additional information related to the selling stockholders may be provided in one or more supplemental prospectuses.


                                                                   Number of Shares Beneficially
  Name                                                               Owned After Offering (1)
                         Number of Shares                         ------------------------------
                       Beneficially Owned     Number of Shares       Number of
                         Before Offering       Being Offered         Shares         Percentage
-------------------------------------------------------------------------------------------------
Larry Mana'o (2)          720,109(3)            150,000(3)           570,109          3.6%
William Glynn (4)         251,335(5)            125,000(5)           126,335          1.3%
Total                     971,444                275,000             696,444          4.9%
-------------------------------------------------------------------------------------------------

----------------
(1) Assumes that all shares will be resold by the selling stockholders and none will be held by the selling stockholders for their own accounts.
(2)   Mr. Mana'o is our Chief Executive Officer and a director.
(3) Includes options to purchase 150,000 shares of our common stock at a price of $1.56 per share.
(4)   Mr. Glynn is our Chief Financial Officer.
(5) Includes options to purchase 125,000 shares of our common stock at a price of $1.56 per share.


                            DESCRIPTION OF SECURITIES

Common Stock

The Certificate of Incorporation of Detto Technologies, Inc., as amended, authorizes it to issue up to 100,000,000 shares of Common Stock, par value $.0001 per share. Of the 100,000,000 shares of Common Stock authorized, 19,570,637 shares are issued and outstanding as of September 21, 2005.

Each holder of our common stock is entitled to one vote for each share held on all matters to be voted upon by our stockholders. Holders of our common stock have no cumulative voting rights. Holders of our common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by our board of directors out of legally available funds, except that holders of preferred stock may be entitled to receive dividends before the holders of the common stock.

In the event of a liquidation, dissolution or winding up of the Company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any then outstanding shares of preferred stock. Holders of our common stock have no preemptive or conversion rights or other subscription rights. In addition, there are no redemption or sinking fund provisions applicable to our common stock. All of the outstanding shares of common stock are, and all of the shares of common stock offered for resale in connection with this prospectus will be, duly authorized, validly issued, fully paid and nonassessable.

The rights, preferences and privileges of the holders of common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate in the future.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

Richardson & Patel LLP has given an opinion regarding certain legal matters in connection with this offering of our securities. Both Richardson & Patel LLP and its principles may accept our common stock in exchange for services rendered to us, although they are under no obligation to do so.

                       WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-8 that we filed with the Securities and Exchange Commission (the "SEC"). We omitted certain information in the Registration Statement from this prospectus in accordance with the rules of the SEC. We file our annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 if you pay certain fees. You can call the SEC at 1-800-732-0330 for further information about the operation of the Public Reference Room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov.

                                MATERIAL CHANGES

There are no material changes in the Registrant's affairs which have not been reported on our Form 10-KSB filed with the SEC on April 15, 2005, or our Form 10-QSB filed with the SEC on August 16, 2005, or our Form 8-K reports.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

(a) The following documents are hereby incorporated by reference into this prospectus:

      (1) The Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, that the Registrant filed with the Commission on April 15, 2005, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

      (2) The Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005, that the Registrant filed with the Commission on May 11, 2005.

      (3) The Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005, that the Registrant filed with the Commission on August 16, 2005.

      (4) The Current Report on Form 8-K for August 5, 2005, that the Registrant filed with the Commission on August 11, 2005.

      (5) The description of the Registrant's common stock, which is contained in a registration statement filed on Amendment No. 6 to Form SB-2 on April 21, 2003, as amended (File No. 333-100241).

(b) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus.

(c) The Registrant shall provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. After receiving a written or oral request for such information, the Registrant shall provide this information to the requester at no charge. To request such information, please write to Larry Mana'o, Detto Technologies, Inc., 14320 NE 21st , Bellevue, Washington 98007 or call (425) 201-5000.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

Section 145 ("Indemnification of officers, directors, employees and agents; insurance") of the Delaware General Corporation Law provides in pertinent part as follows:

"(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted din good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present and former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination,
      (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Section.

.. . .

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. . . ."

Article Seventh of the Registrant's Certificate of Incorporation, as amended, provides that no director shall be personally liable to the Registrant for monetary damages for breach of fiduciary duty. However, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item  3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this Registration Statement:

(a) The Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, that the Registrant filed with the Commission on April 15, 2005, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

(b) The Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004, that the Registrant filed with the Commission on May 11, 2005.

(c) The Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005, that the Registrant filed with the Commission on August 16, 2005.

(d) The Current Report on Form 8-K for August 5, 2005, that the Registrant filed with the Commission on August 11, 2005.

(e) The description of the Registrant's common stock, which is contained in a registration statement filed on Amendment No. 6 to Form SB-2 on April 21, 2003, as amended (File No. 333-100241).

(f) In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item  4. Description of Securities.

Not applicable. The class of securities to be offered is registered under
Section 12 of the Securities Exchange Act of 1934, as amended.

Item  5. Interests of Named Experts and Counsel.

Richardson & Patel, LLP has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, principals in the law firm, are eligible to receive shares of the Company's common stock pursuant to this Form S-8 registration statement.

Item  6. Indemnification of Directors and Officers.

See the "Disclosure of Commission Position on Indemnification for Securities Act Liabilities" in the Prospectus for the indemnification provisions of the Delaware General Corporation Law and the Registrant's Certificate of Incorporation, as amended, and Bylaws.

Item  7. Exemption from Registration Claimed.

      Not applicable.

Item  8. Exhibits.

      4.0   Detto Technologies, Inc. 2004 Stock Option Plan (1)
      4.1   Detto Technologies, Inc. 2005 Consultant Stock Plan
      4.2   Larry Mana'o Stock Option Agreement
      4.3   William M. Glynn Stock Option Agreement
      5.0   Opinion regarding legality
      23.1  Consent of Williams & Webster, P.S.
      23.2  Consent of Richardson & Patel, LLP (included in Exhibit 5.0)
            --------------------------------------------------------------------

      (1) Filed as an exhibit to the registrant's Report on Form 10-KSB with the Securities and Exchange Commission on April 15, 2005 and incorporated herein by reference.

Item  9. Undertakings.

(a) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on this 23rd day of September, 2005.

                                         Detto Technologies, Inc.


                                         By:/s/ Larry Mana'o
                                         ---------------------------------------
                                         Larry Mana'o
                                         Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:



Dated:  September 23, 2005               /s/ Larry Mana'o
                                         ---------------------------------------
                                         Larry Mana'o
                                         Chairman of the Board and
                                         Chief Executive Officer


Dated:  September 23, 2005               /s/ William M. Glynn
                                         ---------------------------------------
                                         William M. Glynn
                                         Chief Financial Officer



Dated:  September 23, 2005               /s/ Calvin Cheung
                                         ---------------------------------------
                                         Calvin Cheung
                                         Director


Dated:  September 23, 2005               /s/ Hayes Young
                                         ---------------------------------------
                                         Hayes Young
                                         Director